Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated June 6, 2014 relating to the consolidated financial statements of CollabRx, Inc. appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California
October 17, 2014